NEWS RELEASE For more information contact: Susan Bergesen Flagstar Bank (248) 312-6237 Flagstar Bank Names Lee M. Smith President of Mortgage Flagstar’s chief operating officer takes role of president of Mortgage TROY, Mich., Sept.10, 2020—Flagstar Bank has named Lee M. Smith, a seven-year veteran of Flagstar, to lead its mortgage business. Smith joined Flagstar in 2013 as executive vice president and chief operating officer, where he was responsible for several key business units—including mortgage servicing—as well as strategy, balance sheet and cost optimization, and mergers and acquisitions. As COO, he played an integral role in the turnaround of Flagstar. In his new role as president of Mortgage, he is responsible for the direction and oversight of all aspects of the business—mortgage sales, originations, servicing, fulfillment, and the overall strategic growth of the mortgage and servicing business units. Given this change, the COO role is being eliminated at Flagstar. “Lee has worked side by side with me since day one of my job as CEO,” said Alessandro DiNello, president and CEO of Flagstar. “No one has been more instrumental than Lee in building the diversified business model that has brought us so much success. We’re now at an inflection point as a company where we can direct his skills to running one of our major businesses—a business he helped build and knows top to bottom. We look for more good things to come for Flagstar’s mortgage operation with Lee at the helm.” Flagstar Bancorp, Inc. (NYSE: FBC) is a $26.8 billion savings and loan holding company headquartered in Troy, Mich. Flagstar Bank, FSB, provides commercial, small business, and consumer banking services through 160 branches in Michigan, Indiana, California, Wisconsin and Ohio. It also provides home loans through a wholesale network of brokers and correspondents in all 50 states, as well as 87 retail locations in 28 states, representing the combined retail branches of Flagstar and its Opes Advisors mortgage division. Flagstar is a leading national originator and servicer of mortgage and other consumer loans, handling payments and record keeping for $225 billion of loans representing nearly 1.1 million borrowers. For more information, please visit flagstar.com. ###